Exhibit 10.1
[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION
TECHNOLOGY LICENSE AGREEMENT
between
THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK
and
ChromaDex, Inc.
This Technology License Agreement (“Agreement”) is effective as of June 30, 2008 (“Effective Date”) by and between The Research Foundation of State University of New York, on behalf of University at Buffalo, a non-profit corporation organized and existing under the laws of the State of New York (“Foundation”) and ChromaDex Inc., a California corporation, with an address at 10005 Muirlands Boulevard, Suite G, Irvine, California 92618 (“Licensee”).
WHEREAS, Foundation and Licensee wish to enter into an exclusive license agreement to facilitate the development and commercialization of certain technology developed at the University at Buffalo so that this technology may be utilized to the fullest extent for the benefit of Licensee, Foundation, the inventor(s) and the public;
NOW, THEREFORE, in consideration of the terms and considerations hereinafter set forth, the parties agree as follows:
1.	DEFINITIONS

All capitalized terms used in this Agreement will have the meanings stated below or defined elsewhere in the Agreement.
1.1.	“Affiliate” means every corporation or entity which, directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with Licensee.
1.2.
“Cosmetic Application” means the applications where products incorporating leucoanthocyanidins, anthocyanidins and anthocyanins are used for cosmetic purposes, including but not limited to applications where the product is rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to the human body for cleansing, beautifying, promoting attractiveness, or altering the appearance including, but not limited to, skin moisturizers, perfumes, lipsticks, fingernail polishes, eye and facial makeup preparations, shampoos, permanent waves, hair colors, toothpastes, and deodorants. This application also includes the use of any leucoanthocyanidins, anthocyanidins and anthocyanins intended for use as a component of a cosmetic product.

1.3.	“Field” means the field of microbial production of leucoanthocyanidins, anthocyanidins and anthocyanins.

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1.4.
“Fine Chemical Product Application” means applications, other than Cosmetic Application, Food Additive Application, Nutraceutical Application, Research Field Application or Pharmaceutical Application, that use a purified leucoanthocyanidin, anthocyanidin or anthocyanin.

1.5.
“Food Additive Application” means applications where any leucoanthocyanidins, anthocyanidins and anthocyanins are used, the intended use of which results or may reasonably be expected to result, directly or indirectly, in its becoming a component or otherwise affecting the characteristics of any food, including but not limited to colorants, flavors, and fragrances.

1.6.	“Inventors” means Mattheos Koffas, Effendi Leonard, Yajun Yan and Joseph Chemler.
1.7.
“Know-How and Material Rights” means confidential and/or proprietary information or materials, whether or not patented or patentable, in which Foundation has a legal interest and is free to disclose to Licensee, as set forth in Exhibit B attached hereto which is specific to the design, development, manufacture and marketing of Technology and products, and which was developed prior to the Effective Date by the Inventors at the University at Buffalo.

1.8.	“Licensed Product” means all Patent Products and Technology Products as defined herein.

1.9.	“Licensed Service” means all Patent Services and Technology Services as defined herein.
1.10.
“Net Sales of Licensed Product or Licensed Service” means the gross revenues actually received by Licensee, Affiliates and Sublicensees from the manufacture, use, sale, lease or other transfer of Licensed Product or Licensed Service, less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation paid, prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount). In this context, gross revenues will also include the fair market value of any non-cash consideration actually received by Licensee, Affiliates and Sublicensees for the manufacture, use, sale, lease, or other transfer of Licensed Product. Net Sales does not include Sublicensing Revenue.

1.11.
“Net Sales of Technology Product or Technology Service” means the gross revenues actually received by Licensee, Affiliates and Sublicensees from the manufacture, use, sale, lease or other transfer of Technology Product or Technology Service, less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation paid, prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount). In this context, gross revenues will also include the fair market value of any non-cash consideration actually received by Licensee, Affiliates and Sublicensees for the manufacture, use, sale, lease, or other transfer of Technology Product or Technology Service. Net Sales does not include Sublicensing Revenue.

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1.12.
“Nutraceutical Application” means applications using leucoanthocyanidins, anthocyanidins and anthocyanins as dietary supplements or food supplements thought to have a beneficial effect on human or animal health.

1.13.
“Patent Costs” means all reasonable costs incident to filing, prosecuting and maintaining the patents associated with the Patent Rights in the United States and elected foreign countries, and any and all reasonable costs incurred in filing continuations, divisional applications or related applications thereon and any re-examinations or reissue proceedings thereof.

1.14.
“Patent Product” means any product that if made, used, offered for sale, sold, imported, leased or otherwise transferred in the United States or any other country would, but for the license granted herein, infringe one or more Valid Claims.

1.15.
“Patent Rights” means Foundation’s patent rights to any subject matter claimed in or covered by (a) any pending or issued United States or foreign patent or any patent application listed in Exhibit A attached hereto, including any reissues or reexaminations thereof; (b) any continuation or divisional applications of the patents and patent applications listed in Exhibit A; and (c) any patents issued on continuation or divisional applications, including reissues and reexaminations, of the patents and patent applications listed in Exhibit A.

1.16.	“Patent Service” means any method, process, procedure or service that would, but for the license granted herein, infringe one or more Valid Claims.
1.17.
“Pharmaceutical Application” means applications where devices, kits, or medications incorporating leucoanthocyanidins, anthocyanidins and anthocyanins are used (a) in the diagnosis, cure, mitigation, treatment, or prevention of disease (b) in or as articles (other than food) intended to affect the structure or any function of the body of man or other animals

1.18.	“Research Field Application” means applications where devices, kits, or leucoanthocyanidins, anthocyanidins and anthocyanins are used for research purposes only.
1.19.
“Sublicensing Revenue” means any payments that Licensee or an Affiliate receives from a Sublicensee in consideration of the sublicense of the rights granted Licensee under this Agreement, including without limitation, license fees, milestone payments, license maintenance fees and other payments. Sublicensing Revenue does not include royalties received by Licensee from Sublicensees.

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1.20.	“Sublicensee” means any non-Affiliate third party to whom Licensee grants a sublicense of any or all of the rights granted Licensee under this Agreement.
1.21.
“Technology” means technology developed by Inventors at the University at Buffalo on or before the Effective Date and which Foundation is free to disclose to Licensee, including (a) confidential and/or proprietary information and materials in which Foundation has a legal interest and as described in Foundation Docket Nos. [*] and [*] titled [*], (b) Know-How and Material Rights.

1.22.	“Technology Products” means any products that incorporate, utilize, or are made with the use of the Technology, or part thereof, but that are not Patent Products.
1.23.	“Technology Services” means any method, process, procedure or service that incorporates, utilizes, or make use of the Technology, or part thereof, but that are not Patent Services.
1.24.
“Term” means the period of time beginning on the Effective Date and ending on the later of (i) the expiration date of the last to expire Patent Right, or (ii) ten (10) years from the date of the first sale of a Licensed Product.

1.25. “Territory” means worldwide.
1.26.
“Valid Claim” means an unexpired claim in an issued unexpired patent or a claim of a pending patent application or supplementary protection certificate within the Patent Rights that has not been revoked, abandoned, disclaimed or withdrawn, or held unenforceable, unpatentable or invalid by a court of competent jurisdiction in a final judgment that has not been appealed within the time allowed by law or from which there is no further appeal.

2.	GRANT OF RIGHTS AND RETAINED RIGHTS
2.1.
Exclusive License. Subject to the terms of this Agreement, Foundation grants to Licensee an exclusive license under the Patent Rights and Know-How and Material Rights to make, have made, use, sell and offer for sale Licensed Products and Licensed Services in the Field for Nutraceutical Application, Food Additive Application, Fine Chemical Product Application, Research Field Application and Cosmetic Application and Territory and during the Term. The license granted is subject to the overriding obligations to the U.S. Government set forth in 35 USC 200-212 and applicable governmental implementing regulations. The license granted is subject to the provisions of Article 4 entitled “DUE DILIGENCE AND MARKETING OBLIGATIONS”.

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2.2.
Non-Exclusive License. Subject to the terms of this Agreement, Foundation grants to Licensee a non-exclusive license under the Patent Rights and Know-How and Material Rights to make, have made, use, sell and offer for sale Licensed Products and Licensed Services in the Field for Pharmaceutical Application and Territory and during the Term. The license granted is subject to the overriding obligations to the U.S. Government set forth in 35 USC 200-212 and applicable governmental implementing regulations. The license granted is subject to the provisions of Article 4 entitled “DUE DILIGENCE AND MARKETING OBLIGATIONS”.

2.3.
First Look Right. Subject to any existing or hereafter incurred obligations to the United States government or agency thereof arising out of the use of government funds or to any third party arising out of the use of third party’s sponsored research funds, Foundation grants Licensee an exclusive right (“First Look Right”) to negotiate in good faith a definitive license agreement for an exclusive (or non-exclusive, at Licensee’s option), royalty bearing, worldwide license with right to sublicense to use and otherwise exploit each improvement to the Technology, Licensed Products and Licensed Services within the Field developed by the Inventors while employed at the University at Buffalo during the Term and owned or controlled by Foundation (“Improvements”).

The First Look Right will commence on the date that Foundation discloses the Improvement to Licensee (“Improvement Disclosure”). Foundation’s Improvement Disclosure will include sufficient information to allow the Licensee to evaluate such Improvement and its potential for development as or in connection with a Licensed Product or Licensed Service. Licensee will have [*] days (“Notice Period”) from the date of receipt of Foundation’s disclosure to (a) evaluate the Improvement and (b) provide written notice (“First Look Notice”) to Foundation of its interest in entering into negotiations for a license under the Improvement to make, have made, use, sublicense, sell, offer for sale, have sold, import and export products or services that incorporate, utilize or are made with the use of such Improvements. If and when Foundation receives the First Look Notice, the parties will promptly and in good faith commence license negotiations. Licensee will provide a commercialization plan for the Improvement at the onset of license negotiations.

The First Look Right will terminate (i) at the end of the Notice Period if Licensee fails to provide First Look Notice, (ii) immediately upon notice that Licensee is not interested in entering into negotiations for a license to such Improvement, or (iii) one hundred eighty (180) days after Foundation receives the First Look Notice if the parties have not yet finalized a definitive license agreement. Upon termination or expiration of the First Look Right, Foundation will be free to present and license such Improvement to third parties without restriction.

2.4.	Retained Rights. Foundation retains the right to use the Technology, Know-How and Material Rights and Patent Rights for educational purposes and internal research and development.

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3.	COMPENSATION AND PAYMENT TERMS
3.1.
Research Funding. Licensee will provide Foundation with unrestricted research funds, within thirty (30) days of the Effective Date, of [*]. The research funded by these funds does not need to relate to the Technology Rights, and may be used by the Inventors for the research projects of their choosing.

3.2.
Royalties on Net Sales. Licensee will pay to Foundation an earned royalty of [*] of Net Sales of Patent Product or Patent Service. Licensee will pay to Foundation an earned royalty of [*] of Net Sales of Technology Product and [*] of Net Sales of Technology Services.

3.3.
Annual Minimum Royalties on Net Sales. Licensee will pay Foundation Annual Minimum Royalty payments of $5,000 on or before the first day of the calendar year 2010 and each following year for the Term of the Agreement.

Each Annual Minimum Royalty payment will be credited against any earned royalties due for the applicable calendar year.

3.4.	Sublicensing Fees. Licensee will pay Foundation [*] of Sublicensing Revenue.
3.5.	Milestone Payments. Licensee will pay Foundation milestone payments according to the following schedule of events:

MILESTONE	MILESTONE PAYMENT

Sale of first Licensed Product, Licensed Service or Sublicense Fee payment received.	[*]
3.6.
Payment Terms: All dollar amounts referenced herein will refer to U.S. Dollars. Payments with designated payment dates are due and payable on or before those dates. Earned royalty payments will be made within [*] days after the end of each calendar quarter for the calendar quarter. All invoiced payments will be paid within [*] days of Licensee’s receipt of invoice. When Licensed Products or Licensed Services are sold for currencies other than U.S. Dollars, earned royalties will first be determined in the foreign currency of the country in which the Licensed Products or Licensed Services were sold and then converted into equivalent U.S. Dollars. The exchange rate is that rate quoted in the Wall Street Journal on the last business day of the reporting period and is quoted as local currency per U.S. Dollar.

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3.7.	Payment Address. All payments will be made payable to “The Research Foundation of State University of New York” and will be sent to the below address:
UB Office of Science, Technology Transfer & Economic Outreach
UB Technology Incubator
Baird Research Park
Suite 111
1576 Sweet Home Road
Amherst, NY 14228
Attn: Licensing Specialist
3.8.
Late Payment. In the event that payments are not received by Foundation when due, Licensee will pay to Foundation interest charges at a rate of [*] per annum. Interest will be calculated from the date payment was due until actually received by Foundation.

3.9.
Foreign Charges. Royalties due on sales that occur in any country outside the United States may not be reduced by any deduction of withholding, value-added taxes, fees, or other charges imposed by the government of such country, except as permitted in the definition of Net Sales. Licensee is responsible for all bank transfer charges.

4.	DUE DILIGENCE AND MARKETING OBLIGATIONS
4.1.
Licensee will use commercially reasonable efforts to commercialize and market Licensed Products and Licensed Services as soon as practicable and in accordance with the milestone events set forth herein.

4.2.	Licensee will complete the following milestones by the timeframes set forth below:

MILESTONE	COMPLETION DATE

Commercialization development plan submitted to Foundation.	[*]
Commercial availability of a Licensed Product or Licensed Service.	[*]
Annual sales revenues of [*].	[*]
Annual sales revenues of [*].	[*]
4.3.
In the event that Licensee fails to meet either the third or fourth milestone set forth in Section 4.2 above by the date set forth therein notwithstanding Licensee’s reasonable efforts to meet same, then Foundation’s sole remedy for same will be to render the exclusive licenses set forth in Section 2.1 of this Agreement as nonexclusive, upon written notice from Foundation to Licensee.

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4.4.
Notwithstanding the above, in the event that prior to the milestone dates set forth in Section 4.2 above, there is a Change in Law that materially and adversely impacts Licensee’s ability to achieve the milestone by the applicable milestone date, Foundation and Licensee agree to meet and negotiate in good faith reasonable extensions to the milestone dates given the impact of the Change in Law. “Change in Law” means amendments, modifications or changes in existing Applicable Law, including changes in the enforcement or application of Applicable Law, or the enactment of any new Applicable Law. “Applicable Law” means any federal, state or local law, ordinance, rule, regulation, permit and order of any governmental authority, including the judicial or administrative interpretation thereof, which is applicable to Licensee’s use of the Patent Rights and Know How and Material Rights to make, have made, use sell and offer for sale the Licensed Products and Licensed Services as permitted under this Agreement.

5.	SUBLICENSING
5.1.	The license granted in this Agreement includes the right of Licensee to grant sublicenses to third parties during the Term. With respect to sublicense granted pursuant to Article 5, Licensee will:
(a)
not receive, or agree to receive, anything of value in lieu of cash as considerations from a third party under a sublicense granted pursuant to Article 5 without the express written consent of Foundation;

(b)	to the extent applicable, include all of the rights of and obligations due to Foundation and contained in this Agreement;
(c)	procure Foundation’s prior written consent prior to finalizing a sublicense agreement, which consent will not be unreasonably withheld;

(d)	promptly provide Foundation with a copy of each sublicense issued; and
(e)
use commercially reasonable efforts to collect all payments due, directly or indirectly, to Foundation from Sublicensees and summarize and deliver all reports due, directly or indirectly, to Foundation from Sublicensees.

5.2.
Upon termination of this Agreement for any reason, Foundation, at its sole discretion, will determine whether Licensee will cancel or assign to Foundation any and all sublicense agreements. Licensee will include a provision in each sublicense agreement which allows Foundation to assume the sublicense agreement if (a) the License Agreement is terminated, and (b) Foundation chooses to assume the sublicense agreement.

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6.	PATENT PROSECUTION AND PATENT COSTS
6.1.
Patent Costs Incurred Pre-Effective Date. Licensee will reimburse Foundation in ten (10) equal monthly payments with the first payment due [*] days after the Effective Date for Patent Costs incurred by Foundation prior to the Effective Date. Foundation has received invoices for [*] in Patent Costs as of May 8, 2008. This number may not represent the entire outstanding balance of Pre-Effective Date Patent Costs.

6.2.	Patent Rights Management.

Foundation will control and manage all future preparation, filing, prosecution and maintenance of the Patent Rights.
(a) Although Foundation retains primary responsibility for Patent Rights management, Foundation will consult Licensee and Licensee will have reasonable opportunities to provide input and cooperate with Foundation on appropriate courses of action regarding Patent Rights management to protect products or services contemplated to be sold or offered by Licensee, or Licensee through its Sublicensees, under this Agreement including, but not limited to a) the inclusion or amendment of claims in any patent application in Exhibit A, b) domestic and foreign patent filing campaigns, c) the advisability of continuing prosecutions in the face of rejections, d) appeals, and e) patent maintenance. Foundation will direct its outside patent counsel to provide Licensee with a copy of all correspondence to Foundation, and all proposed patent applications or office action responses for Licensee’s review prior to filing in the United States Patent and Trademark Office or any foreign patent office, and Licensee will provide any input it may have regarding such application or response in a timely manner to Foundation. Foundation will give serious consideration to reasonable input provided by Licensee, and provide Licensee with a copy of all correspondence from Foundation to outside patent counsel, when such correspondence relates to Patent Rights.
(b) Foundation will give prompt and timely notice to Licensee of any intention to cease filing, prosecution and/or maintenance of any patent application or patent within the Patent Rights. In such case, Licensee may elect to continue filing, prosecution or maintenance of such patents, at its own expense. Unless Foundation provides express written notice to the contrary, Foundation will retain ownership of Patent Rights even where Licensee files, prosecutes or maintains such patents or patent applications. Subsequently, in the event Licensee intends to cease filing, prosecution and/or maintenance of Patent Rights which Licensee is responsible for filing, prosecuting or maintaining hereunder, Licensee will give prompt and timely written notice to Foundation of such intention, and in such case, will permit Foundation to continue filing, prosecution or maintenance at its own expense.

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(c) Each party will promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution or maintenance of the Patent Rights, and will cooperate with the other party with respect thereto, including, without limitation, providing, as reasonably requested, the appropriate powers of attorney, declarations or other documents necessary to facilitate the filing, prosecution or maintenance of the Patent Rights. The Party having responsibility for the preparation, filing, prosecution and maintenance of such Patents, will promptly provide the other Party, or direct the its attorney to provide the other Party with copies of all substantive communications from any patent office and with drafts of all substantive filings to be made, reasonably in advance of their filing, with any patent office with respect thereto; will consider in good faith any comments thereon provided by the other Party; and will not unreasonably decline to incorporate changes to such filing proposed by such other Party. Each Party will assist the other in the preparation and prosecution of such Patent Rights and will execute all documents reasonably deemed necessary for the filing thereof and/or for the vesting of title thereto as provided in this Agreement.
6.3.
Post-Effective Date Patent Costs. Licensee will reimburse Foundation for all Patent Costs incurred after the Effective Date within [*] days after its receipt of a copy of the applicable invoice. Foundation may, at its option, (a) invoice Licensee, or (b) have the firm or other entity providing the patent related service send a copy of each patent expense invoice to Licensee so that it can directly pay such firm for such expense(s).

7.	BOOKS, RECORDS AND REPORTS
7.1.
Books and Records. Licensee will keep complete, true and accurate books of account containing reasonable particulars that may be necessary for the purpose of showing the amounts payable to Foundation hereunder and for the purpose of showing compliance with all other obligations under this Agreement. Said books and the supporting data will be available at all reasonable times for five (5) years following the end of the calendar year to which they pertain, for confidential inspection (subject to Foundation’s obligations relating to internal reporting and accounting requirements) by Foundation or its agents, upon reasonable notice to Licensee, for the purpose of verifying Licensee’s royalty statement or compliance in other respects with this Agreement. Foundation and its agents may make copies of relevant information during the course of an inspection. In addition, Licensee agrees to provide copies to Foundation of relevant records upon request of Foundation. Each party will promptly pay or credit the other for any underpayment or overpayment discovered during an inspection. Should such inspection lead to the discovery of a greater than five percent (5%) discrepancy in reporting to Foundation’s detriment, Licensee will pay (a) the full cost of the inspection, and (b) late charge on the full amount of the discrepancy at the lesser of the maximum rate allowed by law or one and one half (1 1/2%) per month.

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7.2.
Quarterly Reports. Within [*] days after the end of each calendar quarter during the term of the Agreement, Licensee will provide reports containing the following information relating to the quarter: (a) number and type of Licensed Products made by or for Licensee and any Sublicensees; (b) number and type of Licensed Products and Licensed Services sold by Licensee, Affiliates and Sublicensees; (c) Net Sales (and the calculation of Net Sales); (d) royalties due under Section 3.2; (e) Sublicensing Revenue (and the calculation of Sublicensing Revenue), (f) Sublicensing Fees due under Section 3.4, and (g) the total amount (royalties and Sublicensing Fees) due Foundation for the calendar quarter. The foregoing will be provided on a country-by-country basis.

7.3.
Annual Reports. Within [*] days after the end of each calendar year during the term of the Agreement, Licensee will also provide reports containing the following information relating to the calendar year: (a) number and type of Licensed Products made by or for Licensee and Sublicensees; (b) number and type of Licensed Products and Licensed Services sold by Licensee, Affiliates and Sublicensees; (c) Net Sales (and the calculation of Net Sales); (d) royalties due under Section 3.2; (e) Sublicensing Revenue (and the calculation of Sublicensing Revenue); (f) Sublicensing Fees due under Section 3.4; and (g) the total amount (royalties and Sublicensing Fees) due for the calendar year. The foregoing will be provided on a country-by-country basis.

7.4.
Semi-Annual Due Diligence Reports. Within [*] days after the end of each second and fourth calendar quarter through the 2012 calendar year, Licensee will provide reports containing the following information relating to the two previous calendar quarters: progress on the commercialization and development of Licensed Products and Licensed Services (i.e., new product development, product evaluation and testing, marketing plans, sales forecasts, significant commercialization events, progress on the milestones set forth in Article 4). The foregoing will be provided on a country by country basis.

7.5.
Report Certification. An officer of Licensee will sign and certify each report, and all reports will be prepared in accordance with Generally Accepted Accounting Principles. If no royalties are due for a particular period, Licensee will submit a report to Foundation that states this.

8.	PATENT RIGHTS INFRINGEMENT
8.1.	Foundation and Licensee will promptly inform the other in writing of any patent infringement by a third party and provide available evidence of infringement.
8.2.
If within ninety (90) days after notification of alleged infringement Foundation has not been successful in persuading the alleged infringer to desist, is not diligently prosecuting an infringement action, or if Foundation notifies Licensee of its intent not to bring action against the alleged infringer, then Licensee may, after first requesting and procuring Foundation’s consent, bring action at its own expense.

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8.3.
If any suit is brought involving the enforcement or defense of the Patent Rights, the other party hereto agrees, at the request and expense of the party initiating such suit, to reasonably cooperate and to make available relevant records, papers, information, samples, specimens and the like.

8.4.
No settlement or consent judgment or other voluntary final disposition of an enforcement or defense suit initiated by either party to this Agreement may be entered into without the consent of the other, which consent will not be unreasonably withheld.

8.5.
In the event that a declaratory judgment action alleging invalidity or noninfringement of the licensed rights is brought against Licensee, Foundation reserves the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense to the action at its own expense.

8.6.
The total cost of any infringement action commenced or defended solely by Foundation will be borne by Foundation and after Foundation deducts all unreimbursed litigation expenses and legal fees, Foundation will share any recovery or damages derived therefrom with Licensee in an amount to be determined based on damage suffered by Licensee.

8.7.
The cost of any infringement action commenced or defended by Licensee (after first procuring Foundation’s consent as required by Section 8.2) will be borne by Licensee. Licensee may deduct any unreimbursed litigation expenses and legal fees from any recovery of damages or settlement received by Licensee from any such suit, and the balance of such recovery will be considered Sublicensing Revenue subject to payment of Sublicensing Fees as set forth in Section 3.4.

9.	INDEMNIFICATION AND INSURANCE
9.1.
Licensee will defend, indemnify and hold Foundation, its officers, trustees, employees and agents harmless from and against any and all claims, actions, suits, loss, injury, expenses, damages, liability, cost and expenses (including reasonable attorneys’ fees, whether incurred as a result of a third party claim or a claim to enforce this provision) of any kind or nature arising out of, or resulting from, the exercise or practice of the license granted under this Agreement, including without limitation, liabilities arising from the production, manufacture, sale, use, lease, or advertisement of Licensed Products. Any settlement will require Foundation’s prior written approval, which approval will not be unreasonably withheld.

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9.2.
Licensee will at all times comply, through insurance or self-insurance, with all statutory worker’s compensation and employers’ liability requirements covering all employees with respect to activities performed under this Agreement. In addition, Licensee will maintain, from the initiation of human trials, if applicable, and for so long as Licensee customarily maintains insurance for its other products, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carriers to cover the activities of Licensee and its sublicensees. This insurance will provide minimum limits of Product Liability Insurance of [*] until first commercial sale of Licensed Product or execution of the first sublicense, and then increase to a minimum of [*] of Product Liability Insurance for the remaining term of this Agreement. This insurance will include the Foundation and the State University of New York their regents, officers, employees, students and agents as additional insureds. This insurance will be written to cover claims made during or after the expiration of this Agreement. Licensee will advise Foundation, in writing that it maintains excess liability coverage over primary insurance for at least the minimum limits set forth above. At Foundation’s request, Licensee will furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days prior written notice of cancellation or material change to Foundation. All insurance of Licensee will be primary coverage; insurance of Foundation or the State University of New York will be excess and noncontributory.

10.	TERMINATION
10.1.
Termination for Licensee Breach. If Licensee should (a) materially violate or fail to perform any covenant, condition or undertaking of the Agreement, or (b) have a bankruptcy action filed against it, or (c) have a receiver appointed for it; then Foundation may give written notice of such default to Licensee. If Licensee should fail to cure such default within [*] days of notice of such default, then this Agreement may, at Foundation’s option, be terminated by a second written notice to Licensee.

10.2.
Automatic Termination. If Licensee (a) will cease to attempt to carry on its business with respect to the rights granted in the Agreement, (b) has filed a bankruptcy action, (c) becomes insolvent, (d) makes an assignment for the benefit of creditors, or (e) challenges, whether as a claim, cross-claim, counterclaim or defense, the validity or enforceability of any of the Patent Rights before any court, arbitrator or other tribunal or administrative agency in any jurisdiction, this Agreement will immediately terminate without any further action by Foundation.

10.3.
Accrued Obligations. Termination of this Agreement will not relieve either party of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind any payments made or other consideration given to Foundation hereunder prior to the time such termination becomes effective. Such termination will not affect in any manner any rights of Foundation arising under this Agreement prior to the date of such termination. Licensee will pay all attorneys’ fees and costs incurred by Foundation in enforcing any obligation of Licensee or accrued right of Foundation.

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10.4.
Disposition of Licensed Products. Upon expiration or termination of this Agreement by either party, Licensee will provide Foundation with a written inventory of all Licensed Products in process of manufacture, in use or in stock. Licensee may dispose of any such Licensed Products within the ninety (90) day period following such expiration or termination, provided, however, that Licensee will pay royalties and render reports to Foundation thereon in the manner specified herein.

10.5.
Survival. The provisions Article 1 (Definitions), Article 7 (Books, Records and Reports), Article 9 (Indemnification and Insurance), Section 10.4 (Disposition of Licensed Products), Section 10.5 (Survival), Article 11 (Warranty and Liability), Article 14 (Non-Use of Names) and Article 18 (Miscellaneous) will survive termination of this Agreement.

11.	WARRANTY AND LIABILITY
11.1.
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, FOUNDATION MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

11.2.
NO WARRANTY OR REPRESENTATION IS MADE THAT ANYTHING MADE, USED, SOLD OR COMMERCIALLY TRANSFERRED UNDER THE TERMS OF THIS LICENSE WILL BE FREE FROM INFRINGEMENT OF ANY THIRD PARTY PATENTS OR COPYRIGHT CLAIMS.

11.3.
NOTHING IN THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, OBLIGATES FOUNDATION EITHER TO BRING OR TO PROSECUTE ACTIONS OR SUITS AGAINST THIRD PARTIES FOR PATENT OR COPYRIGHT INFRINGEMENT OR TO FURNISH ANY KNOW-HOW OR TRADE SECRETS NOT PROVIDED IN FOUNDATION’S COPYRIGHT RIGHTS OR PATENT RIGHTS.

11.4.
IN NO EVENT WILL FOUNDATION BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF THE TECHNOLOGY, LICENSED PRODUCT OR LICENSED METHOD, INCLUDING FOR LOST PROFITS, LOST DATA OR DOWNTIME, WHETHER OR NOT FOUNDATION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION
11.5.	THIS AGREEMENT DOES NOT CONFER BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY OTHER FOUNDATION PROPERTY OTHER THAN THOSE RIGHTS EXPRESSLY STATED HEREIN.
12.	ASSIGNMENT
This Agreement and the license granted hereunder may not be assigned or transferred by Licensee except in connection with the sale or other transfer of Licensee’s business to which the license granted hereunder relates. Licensee will give Foundation at least [*] days prior written notice of any assignment or transfer of Licensee’s business to which the license granted hereunder relates, and will provide Foundation with documentation executed by the assignee or transferee that confirms their agreement to be bound by the terms and provisions of this Agreement.
13.	OBLIGATIONS TO FEDERAL GOVERNMENT AND OTHER SPONSORS
The Agreement will be subject to the rights of the United States Government, if any, resulting from any funding of the Technology by the United States Government. This Agreement will also be subject to the rights of any other entities that may have contributed funding to development of the Technology, if any. Licensee acknowledges that such rights, if applicable to Technology, may reserve to the United States Government, a royalty-free, non-exclusive, non-transferable license to practice or have practiced on its behalf any government-funded invention claimed within any associated patents or patent applications as well as other rights.
14.	NON-USE OF NAMES
Licensee agrees that it will not use Foundation’s name or State University of New York, or University at Buffalo, adaptation thereof (including logos and symbols associated with Foundation and “State University of New York”, and “University at Buffalo”) (collectively “SUNY”), or the names of the scientists, researchers or others employed at or with SUNY in any advertising, promotional or sales literature without first obtaining Foundation’s prior written consent, or in the case of the names of such researchers, scientists or employees the prior written consent of the individuals, except that Licensee may state that it is a licensee of the Foundation.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION
15.	FOREIGN LAWS
When required by local or national law, Licensee will register this Agreement, pay all costs and legal fees connected therewith, and otherwise insure that the local/national laws affecting this Agreement are fully satisfied.
16.	COMPLIANCE WITH LAWS
16.1.
General Compliance. Licensee will ensure compliance with all applicable county, state, federal or foreign laws, rules, and regulations governing the production, use, marketing, sale, and distribution of Licensed Products.

16.2.
Export Control Laws. Licensee and its Affiliates and Sublicensees will comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Control Regulations of the United States Department of Commerce and International Traffic In Arms Regulations. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. In order to facilitate the exchange of technical information under this Agreement, therefore, Licensee gives its assurance to Foundation that Licensee will not knowingly, unless prior authorization is obtained from the appropriate office, export directly or indirectly any technical data received from Foundation under this Agreement and will not export directly Licensed Product or technical data to any restricted country in each case, except in compliance with all U.S. laws and regulations. Foundation neither represents that a license is or is not required nor that, if required, it will be issued by the U.S. Department of Commerce or other appropriate governmental entity.

17.	CONFIDENTIALITY
17.1.
Confidential Information. As used in this Agreement, “Confidential Information” will mean confidential or proprietary information exchanged between the parties hereunder and relating to the Technology or the performance of the obligations set forth herein. Confidential Information will include (a) written or other tangible information marked as confidential or proprietary, (b) orally disclosed information that is identified as confidential and summarized in a notice delivered within thirty (30) days of the disclosure, and (c) information that should reasonably be considered confidential under the context in which the disclosure is made (i.e., nonpublic patenting information and nonpublic infringement information).

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION
17.2.
Confidentiality Obligations. Each party agrees to (a) maintain the other party’s Confidential Information in confidence, and (b) not disclose the other party’s Confidential Information to any other party, without the prior written consent of the disclosing party. Each party agrees to limit its use of the other party’s Confidential Information to the purposes permitted by this Agreement. To the extent that either party is required to disclose the Confidential Information of the other party pursuant to interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, such party will provide the other party with prompt written notice of any such request. The owner of the Confidential Information may then seek a protective order or other appropriate remedy or waive compliance with Section 17 of this Agreement in that particular case. Nothing in this Section 17 will restrict Licensee’s ability to disclose information required by the SEC or other governmental regulatory agency.

17.3.
Termination and Expiration of Confidentiality Obligations. The obligations of Section 17.2 will terminate with respect to any particular portion of the Confidential Information which (a) was in the receiving party’s possession prior to disclosure to it by the disclosing party; (b) is or hereafter becomes, through no fault of the receiving party, part of the public domain by publication or otherwise; (c) is furnished to the receiving party by a third party after the time of disclosure hereunder as a matter of right and without restriction on its disclosure; or (d) is independently developed by employees or agents of the receiving party independently of and without reference to Confidential Information received from the disclosing party. The obligations of Section 17.2 will expire [*] years from the date the disclosing party discloses the Confidential Information to the receiving party.

18.	MISCELLANEOUS
18.1.
Governing Law. This Agreement will be construed, governed, interpreted and applied in accordance with the laws of the State of New York, except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted. The parties consent to the exclusive personal jurisdiction of the state and federal courts of the State of New York.

18.2.
Entire Agreement. This Agreement, including any Exhibits or attachments hereto, embodies the entire agreement and understanding among the parties to this Agreement and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. None of the terms or provisions of this Agreement may be altered, modified, or amended except by the execution of a written instrument signed by the parties hereto.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION
18.3.
Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability will not in any way affect the validity or unenforceability of the remaining provisions hereof.

18.4.
Notices. All notices, requests, consents and other communications to be provided under this Agreement must be in writing and will be delivered in person or sent overnight delivery by a nationally recognized courier or by certified or registered mail, return receipt requested to the addresses provided below, and will be deemed to have been given when hand delivered, one (1) day after mailing when mailed by overnight courier or five (5) days after mailing by registered or certified mail:

If to Licensee, to:
ChromaDex, Inc.
10005 Muirlands Boulevard
Suite G, First Floor
Irvine, California 92618
Attn: Tom Varvaro, CFO
If to Foundation, to:
UB Office of Science, Technology Transfer and Economic Outreach (STOR)
University at Buffalo Technology Incubator
Baird Research Park, Suite 111
1576 Sweet Home Road
Amherst, NY 14228
Attn: Director
18.5.	Waiver. No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default.
18.6.
Patent Marking. To the extent commercially feasible and consistent with prevailing business practices, Licensee will mark, and will cause its Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

18.7.
Force Majeure. Neither party will be liable for failure or delay of fulfillment of all or part of this Agreement, directly or indirectly owing to acts of nature, governmental orders or restriction, war, warlike conditions, revolution, riot, looting, strike, lockout, fire, flood, or any other cause or circumstances beyond the parties’ control.

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION
18.8.	Headings. The headings of the articles and sections are inserted for convenience of reference only, and are not intended to influence the interpretation of this Agreement.
18.9.	Manufactured in U.S. Licensee agrees that Licensed Products leased or sold in the United States will be manufactured substantially in the United States.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

CHROMADEX		THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

By:	/s/ FRANK JAKSCH	By:	[ * ]

Frank Jaksch, CEO and President		[ * ]

Date:	June 27, 2008	Date:	June 30, 2008

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EXHIBIT A
PATENTS
United States Patent 7,338,791- Production of Flavonoids by Recombinant Microorganisms,
issued March 4, 2008
United States Divisional Patent Application, serial number 12/074,332, Production of
Flavonoids by Recombinant Microorganisms, filed March 3, 2008
PCT patent application, serial number PCT/US05/24525, Production of Flavonoids by
Recombinant Microorganisms, filed on July 11, 2005

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EXHIBIT B
KNOW-HOW AND MATERIALS
1.	[*] leucoanthocyanidins, anthocyanidins and anthocyanins.

2.	[*].